Exhibit 3.2

                      AMENDMENT TO BYLAWS OF

                            COLE, INC.

          The following amendment to the Bylaws of Cole, Inc. was adopted by unanimous consent of the Board of Directors of the Company on the 28th date of July, 2003:

          Section 2.11 Written Consent to Action by Shareholders. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior nice ore consents in writing, setting forth the action so take, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were entitled to be present and to vote.

          I, Luke Bradley, Secretary of Cole, Inc., hereby certify that the foregoing Amendment to the Bylaws of Cole, Inc. was duly adopted by resolution of the Board of Directors on the 28th day of July, 2003.

                              /s/Luke Bradley
                              ---------------------
                              Luke Bradley